Exhibit 99.1
News Release
Media Contact: Megan Manzari Investor Contact: Matt Scalo
(385) 318-3718 (801) 584-3532
megan.manzari@myriad.com matt.scalo@myriad.com

Myriad Genetics Reports Third Quarter 2024 Financial Results; Updates 2024 Financial Guidance
Highlights
•Third quarter revenue grew 11% year-over-year to $213 million, driven by Pharmacogenomics (34%) and Prenatal (10%) and progress on payor coverage and revenue cycle initiatives.
•Third quarter GAAP net loss improved to $22.1 million from a loss of $61.3 million in the third quarter of 2023 on improved revenue, gross margins and disciplined management of operating expenses. Third quarter adjusted EBITDA increased to $14.1 million from $1.4 million in third quarter of 2023.
•Third quarter GAAP loss per share improved to $(0.24) from $(0.75) in the third quarter of 2023; adjusted earnings (loss) per share improved to $0.06 from ($0.03) in the third quarter of 2023.
•Updated 2024 financial guidance to reflect our current business outlook, with full year revenue moving to a range of $837 - $843 million, and adjusted earnings per share (EPS) to a range of $0.12 - $0.14.1
•On November 1, 2024, UnitedHealthcare ("UNH") updated its medical policy for commercial and individual exchange plans to discontinue coverage of multi-gene panel pharmacogenetic testing, including GeneSight, effective January 1, 2025. Myriad Genetics generated approximately $10 million and $40 million of GeneSight revenue from UNH's commercial population in the third quarter and trailing twelve month period ended September 30, respectively. Myriad Genetics continues to pursue a resolution with UNH that allows for its commercial enrollees to continue to have access to the GeneSight test.

1 The company does not forecast GAAP EPS because it cannot predict certain elements that are included in the reported GAAP results. Please see below under "Financial Guidance" for a full explanation.

SALT LAKE CITY, November 7, 2024 – Myriad Genetics, Inc. (NASDAQ: MYGN), a leader in genetic testing and precision medicine, today announced financial results for its third quarter ended September 30, 2024 and updated its previously issued financial guidance on business performance for the full-year 2024.

“During the third quarter of 2024, we grew revenue by 11%, compared to the third quarter of 2023, representing a fifth consecutive quarter of double-digit year-over-year revenue growth and have now delivered 13% revenue growth year-to-date as compared to the same nine-month period in 2023. This builds on the 11% revenue growth we reported for the full year 2023 and reflects the strength of our diversified product offerings, improved commercial execution, and the benefits of the enterprise-wide investments made over the last few years to improve customer service and ease of use,” said Paul J. Diaz, President and CEO of Myriad Genetics. “We continue to focus on delivering profitable growth and free cash flow and are pleased with the significant progress we have made across the organization. These efforts, combined with prudent management of our cost structure, contributed to Myriad Genetics generating an improved net loss of $22.1 million and over $14 million in adjusted EBITDA in the third quarter. In October 2024, we hosted an investor event where we provided additional detail on our strategic initiatives, including enhancements to our existing products, and an update on our new product pipeline. These new products, once commercialized, have the potential to address a number of large market opportunities where we believe we will have highly differentiated proprietary solutions, providing us opportunities to accelerate growth going forward. These opportunities build on our mission and vision to reach more patients with life-changing precision medicine. Unfortunately, differentiated solutions often face obstacles to gain broad payor acceptance, as we recently experienced with UNH and its updated medical policy on multi-gene panel pharmacogenetic testing. We are disappointed UNH is restricting access to GeneSight, an important tool for healthcare providers, especially primary care providers, to help patients suffering from depression and anxiety to find the right medication treatment. We look forward to sharing additional clinical evidence for GeneSight with UNH and finding a positive resolution for patients.”
Financial and Operational Highlights
•Test volumes of 376,000 in the third quarter of 2024 increased 6% year-over-year.
•The following table summarizes year-over-year testing volume changes in the company's core product categories:

	Three months ended September 30,			Nine Months Ended September 30,
(in thousands)	2024	2023	% Change	2024	2023	% Change
Product volumes:
Hereditary cancer	74	71	5%	219	207	5%
Tumor profiling	13	13	—%	41	45	(9)%
Prenatal	162	156	3%	506	469	8%
Pharmacogenomics	127	116	10%	380	343	11%
Total	376	356	6%	1,146	1,064	8%

•The following table summarizes year-over-year revenue changes in the company's core product categories:

	Three months ended September 30,			Nine Months Ended September 30,
(in millions)	2024	2023	% Change	2024	2023	% Change
Product revenues:
Hereditary cancer	$90.5	$86.5	5%	$270.1	$238.9	13%
Tumor profiling	31.6	30.2	5%	95.1	103.5	(8)%
Prenatal	43.5	39.5	10%	132.2	111.3	19%
Pharmacogenomics	47.7	35.7	34%	129.6	102.9	26%
Total	$213.3	$191.9	11%	$627.0	$556.6	13%

•Gross margin of 70.2% in the third quarter of 2024 increased 20 basis points year-over-year, reflecting operating leverage and improved average revenue per test. Adjusted gross margin in the third quarter of 2024 was 70.6%, an increase of 20 basis points year-over-year.
•Third quarter 2024 operating expenses were $169.8 million, decreasing 13% over the same period in the prior year due to significant legal costs incurred in the third quarter of 2023 that did not repeat in the third quarter of 2024. Operating expenses accounted for 80% of total revenue in the third quarter of 2024, down from 101% of total revenue in the third quarter of 2023. Adjusted operating expenses were $141.0 million, increasing 3% over the same period in the prior year and reflect ongoing investments in technology, research and development offset by cost management activities. Adjusted operating expenses accounted for 66% of total revenue in the third quarter of 2024, down from 72% of total revenue in the third quarter of 2023.
•Operating loss in the third quarter of 2024 was $20.0 million, improving $40.1 million year-over-year; adjusted operating income in the third quarter of 2024 was $9.5 million, improving $11.7 million year-over-year.

Business Performance and Highlights

Oncology
The Oncology business delivered revenue of $82.9 million in the third quarter of 2024.
•Third quarter 2024 hereditary cancer testing revenue in Oncology grew 11% year-over-year, reflecting both volume growth year-over-year and ongoing initiatives to improve average revenue per test.
•Third quarter 2024 tumor profiling revenue of $31.6 million grew 5% year-over-year, as contributions from Precise Tumor and Prolaris were partly offset by a challenged biopharma environment and the sale of the EndoPredict business on August 1, 2024.
•In October 2024, Myriad Genetics entered a collaboration with Flatiron Health, a leading health technology company, that allows physicians to order Myriad Genetics’ MyRisk Hereditary Cancer Test and view the results of the test directly in Flatiron’s cloud-based Electronic Medical Record (EMR) platform, OncoEMR.
•In October 2024, Myriad Genetics received a third patent relating to proprietary methods that generate ultra-sensitive detection of tumor-specific mutations in circulating tumor DNA (ctDNA), which is complementary to two patents granted earlier in the year for the company’s methods of preparing cell-free DNA. These patents support advancing commercialization of the company's high sensitivity tumor informed molecular residual disease (MRD) assay.
•Myriad Genetics has established a number of additional research collaborations regarding the use of the company's Precise MRD test for breast cancer patients, with leading cancer research institutions, including The University of Texas MD Anderson Cancer Center and the National Cancer Center Hospital East in Japan. Myriad Genetics has previously announced other MRD collaborations, including a metastatic breast cancer study with researchers at Memorial Sloan Kettering Cancer Center and a prospective pan-cancer study, including breast cancer, led by researchers at the National Cancer Center Hospital East in Japan.

Women’s Health
The Women’s Health business delivered revenue of $82.7 million in the third quarter of 2024.
•Prenatal testing revenue in the third quarter of 2024 grew 10% year-over-year, reflecting volume growth and ongoing initiatives to improve average revenue per test.
•Third quarter 2024 hereditary cancer testing revenue in Women's Health declined 2% year-over-year with modest volume growth which was offset by the fact that a favorable change in estimate for average revenue per test in the third quarter of 2023 did not repeat in the third quarter of 2024. Year-to-date 2024 hereditary cancer testing revenue in Women's Health grew 12% compared to the same nine-month period in 2023 as we believe more practitioners have seen the benefit of incorporating MyRisk with RiskScore as part of a comprehensive breast cancer risk assessment program.
•In October 2024, Myriad Genetics initiated a satellite media tour to coincide with new FDA guidelines to drive increased awareness and engagement around the connection between breast density and cancer risk. New FDA guidelines provide that mammography facilities are required to provide all patients receiving a mammogram with a breast density notification.
•In October 2024, Myriad Genetics established a strategic partnership with jscreen, a national organization providing access to genetic testing with a focus on high-risk populations. The partnership intends to reach hundreds of thousands of high-risk adults across the United States through targeted outreach and in-person genetic screenings.

Pharmacogenomics
In the pharmacogenomics business, GeneSight test revenue was $47.7 million in the third quarter of 2024.
•Third quarter 2024 GeneSight testing revenue grew 34% year-over-year, reflecting double-digit test volume growth year-over-year and ongoing initiatives to improve payor coverage and average revenue per test.
•Currently, biomarker legislation for state-regulated plans has passed in 15 states. In many of these states, commercial and managed Medicaid payers have modified their coverage policies to include GeneSight. Additionally, there are a number of states where legislation is in process. Myriad Genetics continues to see an increasing number of payors incorporating, or planning to incorporate, GeneSight into their coverage.
•During the third quarter of 2024, Myriad Genetics expanded payor coverage for several products, including GeneSight. Third quarter saw an additional 17 new contracts and expanded medical policies and coverage, enhancing access to our products, including GeneSight.

•On November 1, 2024, UNH updated its medical policy for pharmacogenetic testing to no longer provide coverage for certain multi-gene panel pharmacogenetic tests, including our GeneSight test, under its commercial and individual exchange benefit plans, effective January 1, 2025. After initial review of the updated policy, the company strongly disagrees with UNH’s decision and its rationale that there is insufficient evidence of efficacy to support coverage of GeneSight. Myriad Genetics is actively engaging with UnitedHealthcare to discuss additional evidence for Myriad Genetics’ proprietary and clinically differentiated mental health medication test, and is seeking to ensure that enrollees continue to have access to the test. We do not believe that the updated policy affects coverage of GeneSight by UNH under Medicare Advantage and managed Medicaid plans or coverage by other payors.

Cash Flow and Liquidity
For the third quarter of 2024, restricted and unrestricted cash increased by $8.6 million. As of the end of the third quarter of 2024, the company had cash and cash equivalents, excluding restricted cash, of $99.9 million and the ability to access an incremental $48.8 million of availability under its asset-based credit facility (the "ABL Facility"). The company had combined liquidity from its unrestricted cash and cash equivalents of $148.7 million.

Financial Guidance
Myriad Genetics does not provide forward-looking guidance on a GAAP basis for the measures on which it provides forward-looking non-GAAP guidance as the company is unable to provide a quantitative reconciliation of forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure, without unreasonable effort, because of the inherent difficulty in accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliations that have not yet occurred, are dependent on various factors, are out of the company's control, or cannot be reasonably predicted. Such adjustments include, but are not limited to, real estate optimization and transformation initiatives, certain litigation charges and loss contingencies, costs related to acquisitions/divestitures and the related amortization, impairment and related charges, and other adjustments. For example, stock-based compensation may fluctuate based on the timing of employee stock transactions and unpredictable fluctuations in the company's stock price. Any associated estimate of these items and its impact on GAAP performance could vary materially.

Below is a table summarizing Myriad Genetics' fiscal year 2024 financial guidance*:

(in millions, except per share amounts)	INITIAL (as of February 27)	PRIOR (as of August 6)	CURRENT FY 2024	Expected Year-Over-Year Change

Revenue	$820 - $840	$835 - $845	$837 - $843	11% - 12%
Gross margin %	69.5% - 70.5%	70.0% - 70.5%	69.8% - 70.3%	100 - 150 bps
Adjusted OPEX	$572 - $582	$575 - $585	$565 - $570	4% - 5%
Adjusted EBITDA**	$20 - $30	$25 - $35	$34 - $39	$45 - $50
Adjusted EPS***	$0.00 - $0.05	$0.08 - $0.12	$0.12 - $0.14	$0.39 - $0.41

*	Assumes currency rates as of November 7, 2024.
**	Adjusted EBITDA is defined as Net Income (loss) plus income tax expense (benefit), total other income (expense), non-cash operating expenses, such as amortization of intangible assets, depreciation, impairment of long-lived assets, and share-based compensation expense, and one-time expenses such as expenses from real estate optimization initiatives, transformation initiatives, legal settlements, and divestitures and acquisitions.
***	Full-year 2024 adjusted EPS is based on a 92 million share count.

These projections are forward-looking statements and are subject to the risks summarized in the safe harbor statement at the end of this press release.

Conference Call and Webcast
A conference call will be held today, Thursday, November 7, 2024, at 4:30 p.m. ET to discuss Myriad Genetics’ financial results and business developments for the third quarter 2024. A live webcast of the conference call can be accessed on Myriad Genetics' Investor Relations website at investor.myriad.com. To participate in the live conference call via telephone, please register at https://edge.media-server.com/mmc/p/cnfp9pdm/. Upon registering, a dial-in number and unique PIN will be provided to join the conference call. Following the conference call, an archived webcast of the call will be available at investor.myriad.com.

About Myriad Genetics
Myriad Genetics is a leading genetic testing and precision medicine company dedicated to advancing health and well-being for all. Myriad Genetics provides insights that help people take control of their health and enable healthcare providers to better detect, treat, and prevent disease. Myriad Genetics develops and offers genetic tests that help assess the risk of developing disease or disease progression and guide treatment decisions across medical specialties where critical genetic insights can significantly improve patient care and lower healthcare costs. For more information, visit www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, BRACAnalysis CDx, Colaris, MyRisk, Myriad myRisk, MyRisk Hereditary Cancer, myChoice, Tumor BRACAnalysis CDx, MyChoice CDx, Prequel, Prequel with Amplify, Amplify, Foresight, Foresight Universal Plus, Precise Tumor, Precise Oncology Solutions, Precise Liquid, Precise MRD, FirstGene, SneakPeek, SneakPeek Early Gender DNA Test, SneakPeek Snap, Urosuite, Mygenehistory, Health.Illuminated., RiskScore, Prolaris, and GeneSight are registered trademarks or trademarks of Myriad Genetics, Inc. All third-party marks—® and ™—are the property of their respective owners. © 2024 Myriad Genetics, Inc. All rights reserved.

Revenue by Product (Unaudited)

	Three months ended September 30,
(in millions)	2024				2023
	WH	ONC	PGx	Total	WH	ONC	PGx	Total	% Change
Hereditary Cancer	$39.2	$51.3	$—	$90.5	$40.2	$46.3	$—	$86.5	5%
Tumor Profiling	—	31.6	—	31.6	—	30.2	—	30.2	5%
Prenatal	43.5	—	—	43.5	39.5	—	—	39.5	10%
Pharmacogenomics	—	—	47.7	47.7	—	—	35.7	35.7	34%
Total Revenue	$82.7	$82.9	$47.7	$213.3	$79.7	$76.5	$35.7	$191.9	11%

	Nine months ended September 30,
(in millions)	2024				2023
	WH	ONC	PGx	Total	WH	ONC	PGx	Total	% Change
Hereditary Cancer	$120.7	$149.4	$—	$270.1	$107.6	$131.3	$—	$238.9	13%
Tumor Profiling	—	95.1	—	95.1	—	103.5	—	103.5	(8)%
Prenatal	132.2	—	—	132.2	111.3	—	—	111.3	19%
Pharmacogenomics	—	—	129.6	129.6	—	—	102.9	102.9	26%
Total Revenue	$252.9	$244.5	$129.6	$627.0	$218.9	$234.8	$102.9	$556.6	13%

Business Units:
WH = Women’s Health
ONC = Oncology
PGx = Pharmacogenomics

Product Categories:
Hereditary Cancer – MyRisk, BRACAnalysis, BRACAnalysis CDx
Tumor Profiling – myChoice CDx, Prolaris, Precise Tumor, EndoPredict
Prenatal – Foresight, Prequel, SneakPeek
Pharmacogenomics – GeneSight

MYRIAD GENETICS, INC.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (unaudited)
(in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Testing revenue	$213.3	$191.9	$627.0	$556.6
Costs and expenses:
Cost of testing revenue	63.5	57.6	192.5	174.6
Research and development expense	28.5	24.0	81.2	67.7
Selling, general, and administrative expense	139.1	136.1	424.0	428.5
Legal settlements	—	34.3	—	111.8
Goodwill and long-lived asset impairment charges	2.2	—	13.8	—
Total costs and expenses	233.3	252.0	711.5	782.6
Operating loss	(20.0)	(60.1)	(84.5)	(226.0)
Other income (expense):
Interest income	0.4	0.6	1.4	1.8
Interest expense	(0.8)	(1.0)	(2.1)	(2.0)
Other	(0.8)	(0.7)	0.8	(3.7)
Total other income (expense), net	(1.2)	(1.1)	0.1	(3.9)
Loss before income tax	(21.2)	(61.2)	(84.4)	(229.9)
Income tax expense	0.9	0.1	0.4	2.2
Net loss	$(22.1)	$(61.3)	$(84.8)	$(232.1)
Net loss per share:
Basic and diluted	$(0.24)	$(0.75)	$(0.94)	$(2.84)
Weighted average shares outstanding:
Basic and diluted	90.9	81.9	90.5	81.6

MYRIAD GENETICS, INC.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (unaudited)
(in millions)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$99.9	$132.1
Marketable investment securities	—	8.8
Trade accounts receivable	125.7	114.3
Inventory	26.2	22.0
Prepaid taxes	17.0	17.0
Prepaid expenses and other current assets	24.4	19.4
Total current assets	293.2	313.6
Operating lease right-of-use assets	57.4	61.6
Property, plant and equipment, net	115.4	119.0
Intangibles, net	312.5	349.5
Goodwill	286.3	287.4
Other assets	16.5	15.4
Total assets	$1,081.3	$1,146.5
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	29.6	25.8
Accrued liabilities	111.2	113.9
Current maturities of operating lease liabilities	13.5	16.2
Total current liabilities	154.3	155.9
Unrecognized tax benefits	31.4	30.2
Long-term debt	39.0	38.5
Noncurrent operating lease liabilities	90.6	97.4
Other long-term liabilities	34.3	41.3
Total liabilities	349.6	363.3
Commitments and contingencies
Stockholders’ equity:
Common stock, 91.0 and 89.9 shares outstanding at September 30, 2024 and December 31, 2023, respectively	0.9	0.9
Additional paid-in capital	1,445.2	1,415.5
Accumulated other comprehensive loss	(0.1)	(3.7)
Accumulated deficit	(714.3)	(629.5)
Total stockholders' equity	731.7	783.2
Total liabilities and stockholders’ equity	$1,081.3	$1,146.5

MYRIAD GENETICS, INC.
AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (unaudited)
(in millions)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Net cash provided by (used in) operating activities	$0.7	$(22.1)	$(15.3)	$(56.2)
Net cash provided by (used in) investing activities	7.5	(2.5)	(6.0)	43.9
Net cash provided by (used in) financing activities	(3.1)	(2.5)	(9.5)	31.0
Effect of foreign exchange rates on cash, cash equivalents, and restricted cash	1.2	(0.6)	(0.3)	(0.1)
Change in cash and cash equivalents classified as held for sale(1)	2.3	—	—	—
Net increase (decrease) in cash, cash equivalents, and restricted cash	8.6	(27.7)	(31.1)	18.6
Cash, cash equivalents, and restricted cash at beginning of the period	101.2	112.7	140.9	66.4
Cash, cash equivalents, and restricted cash at end of the period	$109.8	$85.0	$109.8	$85.0
(1) The change is associated with the divestiture of the EndoPredict business that was completed during the three months ended September 30, 2024, that was classified as held for sale at June 30, 2024.

Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the company's updated fiscal year 2024 financial guidance, statements relating to the company’s product pipeline and how these new products, once commercialized, have the potential to address a number of large market opportunities where the company believes it will have highly differentiated proprietary solutions, providing the company with opportunities to accelerate growth going forward, and statements about UnitedHealthcare's recent decision to no longer provide coverage for certain multi-gene panel pharmacogenetic tests, such as GeneSight, under its commercial and individual exchange benefit plans, effective January 1, 2025, and the company's continued engagement with UnitedHealthcare to find a positive resolution for patients, including continued access to GeneSight. These “forward-looking statements” are management’s present expectations of future events as of the date hereof and are subject to a number of known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially and adversely from those anticipated.

These risks include, but are not limited to: the risk that sales and profit margins of the company’s existing tests may decline; the risk that the company may not be able to operate its business on a profitable basis; risks related to the company’s ability to achieve certain revenue growth targets and generate sufficient revenue from its existing product portfolio or in launching and commercializing new tests to be profitable; risks related to changes in governmental or private insurers’ coverage and reimbursement levels for the company’s tests or the company’s ability to obtain reimbursement for its new tests at comparable levels to its existing tests, including risks to the company's business and financial results associated with UnitedHealthcare's recent update to its medical policy for pharmacogenetic testing to no longer provide coverage for certain multi-gene panel pharmacogenetic tests, such as GeneSight, under its commercial and individual exchange benefit plans, effective January 1, 2025, and the company's pursuit of a resolution with respect thereto that may benefit the company and patients that could benefit from GeneSight; risks related to increased competition and the development of new competing tests; the risk that the company may be unable to develop or achieve commercial success for additional tests in a timely manner, or at all; the risk that the company may not successfully develop new markets or channels for its tests; the risk that licenses to the technology underlying the company’s tests and any future tests are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with operating the company’s laboratory testing facilities and the transition of such facilities to the company's new laboratory testing facilities; risks related to public concern over genetic testing in general or the company’s tests in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of the healthcare system or healthcare payment systems; risks related to the company’s ability to obtain new corporate collaborations or licenses and acquire or develop new technologies or businesses on satisfactory terms, if at all; risks related to the company’s ability to successfully integrate and derive benefits from any technologies or businesses that it licenses, acquires or develops; the risk that the company is not able to secure additional financing to fund its business, if needed, in a timely manner or on favorable terms, if it all; risks related to the company’s projections or estimates about the potential market opportunity for the company’s current and future products; the risk that the company or its licensors may be unable to protect or that third parties will infringe the proprietary technologies underlying the company’s tests; the risk of patent-infringement claims or challenges to the validity of the company’s patents; risks related to changes in intellectual property laws covering the company’s tests, or patents or enforcement, in the United States and foreign countries; risks related to security breaches, loss of data and other disruptions, including from cyberattacks; risks of new, changing and competitive technologies in the United States and internationally and that the company may not be able to keep pace with the rapid technology changes in its industry, or properly leverage new technologies to achieve or sustain competitive advantages in its products; the risk that the company may be unable to comply with financial or operating covenants under the company’s credit or lending agreements; the risk that the company may not be able to maintain effective disclosure controls and procedures and internal control over financial reporting; risks related to current and future investigations, claims or lawsuits, including derivative claims, product or professional liability claims, and risks related to the amount of the company's insurance coverage limits and scope of insurance coverage with respect thereto; and other factors discussed under the heading “Risk Factors” contained in Item 1A of the company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on February 28, 2024 as updated in the company's Quarterly Report on Form 10-Q filed with the SEC on May 8, 2024, as well as any further updates to those risk factors filed from time to time in the company’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Myriad Genetics is not under any obligation, and it expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

Statement regarding use of non-GAAP financial measures
In this press release, the company’s financial results and financial guidance are provided in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of the company’s core operating results and comparison of operating results across reporting periods. Management also uses non-GAAP financial measures to establish budgets and to manage the company’s business. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the schedules below and a description of the adjustments made to the GAAP financial measures is included at the end of the schedules.

The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Non-GAAP financial results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

The company does not forecast GAAP operating expenses, net income (loss) or earnings per share because it cannot predict certain elements that are included in reported GAAP results. Please see above under “Financial Guidance” for a full explanation.

Reconciliation of GAAP to Non-GAAP Financial Measures
for the Three and Nine Months Ended September 30, 2024 and 2023
(unaudited data in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Adjusted Gross Margin
Gross Profit (1)	$149.8	$134.3	$434.5	$382.0
Acquisition - amortization of intangible assets	0.3	0.4	0.9	1.1
Equity compensation	0.3	0.4	1.2	1.0
Transformation initiatives	—	—	—	0.2
Other adjustments	0.1	—	0.5	—
Adjusted Gross Profit	$150.5	$135.1	$437.1	$384.3
Adjusted Gross Margin	70.6%	70.4%	69.7%	69.0%
(1) Consists of total revenues less cost of testing revenue from the Condensed Consolidated Statements of Operations.

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Adjusted Operating Expenses
Operating Expenses (1)	$169.8	$194.4	$519.0	$608.0
Acquisition - amortization of intangible assets	(10.0)	(10.3)	(30.6)	(31.0)
Goodwill and long-lived asset impairment charges	(2.2)	—	(13.8)	—
Equity compensation	(12.0)	(11.3)	(37.6)	(29.2)
Real estate optimization	(2.0)	(2.7)	(5.5)	(13.7)
Transformation initiatives	(2.6)	(0.1)	(6.6)	(6.9)
Legal charges, net of insurance reimbursement	—	(35.1)	(0.5)	(113.3)
Other adjustments	—	2.4	(3.5)	1.6
Adjusted Operating Expenses	$141.0	$137.3	$420.9	$415.5
(1) Consists of research and development expense and selling, general and administrative expense, goodwill and lived-asset impairment charges, and legal settlements from the Condensed Consolidated Statements of Operations.

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Adjusted Operating Income (Loss)
Operating Loss	$(20.0)	$(60.1)	$(84.5)	$(226.0)
Acquisition - amortization of intangible assets	10.3	10.7	31.5	32.0
Goodwill and long-lived asset impairment charges	2.2	—	13.8	—
Equity compensation	12.3	11.7	38.9	30.3
Real estate optimization	2.0	2.7	5.5	13.7
Transformation initiatives	2.6	0.1	6.6	7.1
Legal charges, net of insurance reimbursement	—	35.1	0.5	113.3
Other adjustments	0.1	(2.4)	3.9	(1.6)
Adjusted Operating Income (Loss)	$9.5	$(2.2)	$16.2	$(31.2)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Adjusted Net Income (Loss) (1)
Net Loss	$(22.1)	$(61.3)	$(84.8)	$(232.1)
Acquisition - amortization of intangible assets	10.3	10.7	31.5	32.0
Goodwill and long-lived asset impairment charges	2.2	—	13.8	—
Equity compensation	12.3	11.7	38.9	30.3
Real estate optimization	2.0	2.7	5.5	13.7
Transformation initiatives	2.6	0.1	6.6	7.1
Legal charges, net of insurance reimbursement	—	35.1	0.5	113.3
Other adjustments	0.1	(1.7)	2.5	—
Tax adjustments	(2.1)	0.4	(5.2)	9.6
Adjusted Net Income (Loss)	$5.3	$(2.3)	$9.3	$(26.1)
Weighted average shares outstanding:
Basic	90.9	81.9	90.5	81.6
Diluted	92.6	81.9	91.9	81.6
Adjusted Earnings (Loss) Per Share
Basic	$0.06	$(0.03)	$0.10	$(0.32)
Diluted	$0.06	$(0.03)	$0.10	$(0.32)
(1) To determine Adjusted Earnings (Loss) Per Share, or adjusted EPS.

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Adjusted EBITDA
Net Loss	$(22.1)	$(61.3)	$(84.8)	$(232.1)
Acquisition - amortization of intangible assets	10.3	10.7	31.5	32.0
Depreciation expense	4.4	3.5	13.2	9.1
Goodwill and long-lived asset impairment charges	2.2	—	13.8	—
Equity compensation	12.3	11.7	38.9	30.3
Real estate optimization(1)	2.0	2.7	5.5	13.7
Transformation initiatives	2.6	0.1	6.6	7.1
Legal charges, net of insurance reimbursement	—	35.1	0.5	113.3
Interest expense, net of interest income(2)	0.4	0.4	0.7	0.2
Other adjustments	1.1	(1.6)	3.6	2.9
Income tax expense(3)	0.9	0.1	0.4	2.2
Adjusted EBITDA	$14.1	$1.4	$29.9	$(21.3)
(1) Real estate optimization includes depreciation expense of $0.4 million and $1.3 million for the three and nine months ended September 30, 2024, respectively, and $5.8 million of depreciation expense for the nine months ended September 30, 2023. No depreciation expense was included for the three months ended September 30, 2023.

(2) Derived from interest expense and interest income from the Condensed Consolidated Statements of Operations.
(3) Derived from income tax (benefit) from the Condensed Consolidated Statement of Operations.

Adjusted Free Cash Flow Reconciliation
for the Three and Nine Months Ended September 30, 2024 and 2023
(unaudited data in millions)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Adjusted free cash flow
Cash flow from operations	$0.7	$(26.6)	$(15.3)	$(56.2)
Real estate optimization	2.5	2.7	11.7	8.0
Transformation initiatives	2.6	0.1	6.6	7.1
Legal charges, net of insurance reimbursement	—	21.1	0.6	23.3
Contingent consideration payment	—	—	5.8	—
Other adjustments	—	—	3.5	0.4
Adjusted operating cash flow	$5.8	$(2.7)	$12.9	$(17.4)
Capital expenditures	(3.5)	(10.9)	(15.4)	(53.2)
Capitalization of internal-use software costs	(2.8)	(2.1)	(8.4)	(6.6)
Adjusted free cash flow	$(0.5)	$(15.7)	$(10.9)	$(77.2)

Following is a description of the adjustments made to GAAP financial measures:
•Acquisition – amortization of intangible assets – represents recurring amortization charges resulting from the acquisition of intangible assets.
•Goodwill and long-lived asset impairment charges – for the three and nine months ended September 30, 2024, primarily the impairment of assets held for sale related to the sale of the EndoPredict business to Eurobio Scientific.
•Equity compensation – non-cash equity-based compensation provided to Myriad Genetics employees and directors.
•Real estate optimization – costs related to real estate initiatives. Prior to the fourth quarter 2023 reporting period, these costs were included in the transformation initiatives category. With respect to the adjusted free cash flow reconciliation, the cash flow effect of real estate optimizations excludes non-cash items such as accelerated depreciation and the cash impact of items previously expensed. These costs include the following:
◦For the three months ended September 30, 2024, additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South Francisco, California, while maintaining our current laboratories in those locations and testing and set-up costs for equipment in our new facilities.
◦For the three months ended September 30, 2023, rent expense on abandoned facilities and additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations.
◦For the nine months ended September 30, 2024, additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South Francisco, California, while maintaining our current laboratories in those locations and testing and set-up costs for equipment in our new facilities, lease terminations gains, net of lease termination losses, impairment charges and other abandonment costs.
◦For the nine months ended September 30, 2023, accelerated depreciation in connection with our decision to cease the use of our former corporate headquarters in Salt Lake City, Utah, and additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah, and South San Francisco, California, while maintaining our current laboratories in those locations.
•Transformation initiatives – costs related to transformation initiatives including:
◦For the three and nine months ended September 30, 2024, consulting and professional fees.
◦For the three and nine months ended September 30, 2023, consulting and professional fees and severance costs related to restructuring.
•Legal charges, net of insurance reimbursement – one-time legal expenses, net of insurance reimbursement. With respect to the adjusted free cash flow reconciliation, the cash flow effect includes cash paid for settlements in the related period.

•Tax adjustments – tax expense (benefit) due to non-GAAP adjustments, differences between stock compensation recorded for book purposes as compared to the allowable tax deductions, and valuation allowance recognized against federal and state deferred tax assets in the United States.
◦As of September 30, 2024, a valuation allowance of $63.1 million was not recognized for non-GAAP purposes given our historical and forecasted positive earnings performance.
◦As of September 30, 2023, a valuation allowance of $47.3 million was not recognized for non-GAAP purposes given our historical and forecasted positive earnings performance.
◦For purposes of adjusted EBITDA, the income tax expense adjustment includes the income tax expense (benefit) recognized in the financial statements.
•Depreciation expense - depreciation expense recognized on our fixed assets.
•Contingent consideration payment – for the nine months ended September 30, 2024, the payment of contingent consideration related to the previous acquisition of Sividon Diagnostics GmbH.
•Other adjustments – other one-time non-recurring expenses including:
◦For the three months ended September 30, 2024, changes in severance and other consulting costs.
◦For the three months ended September 30, 2023, primarily includes changes in the fair value of contingent consideration related to acquisitions from prior years and the reclassifications of cumulative translation adjustments to income upon liquidation of an investment in a foreign entity.
◦For the nine months ended September 30, 2024, primarily includes a gain recognized on acquisition, changes in the fair value of contingent consideration related to acquisitions from prior years, the reclassifications of cumulative translation adjustments to income upon liquidation of an investment in a foreign entity, severance, and costs incurred in connection with executive personnel changes.
◦For the nine months ended September 30, 2023, changes in the fair value of contingent consideration related to acquisitions from prior years, the reclassifications of cumulative translation adjustments to income upon liquidation of an investment in a foreign entity, and consulting and professional fees related to prior year acquisitions.
◦For purposes of adjusted EBITDA, other adjustments include the items listed above as well as amounts included in other income/expense in the financial statements.